Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

GPM PETROLEUM LP

AND

THE PURCHASERS NAMED HEREIN

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of January 12, 2016, by and among GPM Petroleum LP, a Delaware limited partnership (the “Partnership”), and the purchasers named on Schedule A hereto (each, a “Purchaser” and collectively, the “Purchasers”). The Partnership and the Purchasers are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, this Agreement is made in connection with the closing of the issuance and sale of the Purchased Units pursuant to the Purchase Agreement, dated as of January 11, 2016, by and among the Partnership, GPM Investments, LLC, a Delaware limited liability company, GPM Petroleum GP, LLC, a Delaware limited liability company (the “General Partner”), WOC Southeast Holding Corp., a Delaware corporation, and the Purchasers (the “Purchase Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section	1.01 Definitions

Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Class A Preferred Units” has the meaning set forth in the Partnership Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Demand Notice” has the meaning specified therefor in Section 2.01 of this Agreement.

“Effectiveness Deadline” has the meaning specified therefor in Section 2.01 of this Agreement.

“Effectiveness Period” has the meaning specified therefor in Section 2.01 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning specified therefor in the recitals of this Agreement.

“Holder” means the record holder of any Registrable Securities.

“Included Registrable Securities” has the meaning specified therefor in Section 2.04(a) of this Agreement.

“In-Kind LD Amount” has the meaning specified therefor in Section 2.02(b) of this Agreement.

“Initial Public Offering” means any underwritten initial public offering by the Partnership of Common Units pursuant to a Registration Statement pursuant to which such Common Units are authorized and approved for listing on a National Securities Exchange.

“LD Period” has the meaning specified therefor in Section 2.02(c) of this Agreement.

“LD Termination Date” has the meaning specified therefor in Section 2.02(c) of this Agreement.

“Liquidated Damages” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Liquidated Damages Multiplier” means the product of the Unit Price multiplied by the number of Registrable Securities held by such Holder; provided, however, that any Registrable Securities issued to any Holder pursuant to Section 2.02(b) shall not be included the calculation of such Liquidated Damages Multiplier.

“Lock-Up Period” means the period of time agreed to in connection with an Initial Public Offering, during which the Partnership agrees to not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of any Partnership Securities without the prior written consent of the Managing Underwriter(s); provided, however, that if such period of time agreed to in connection with an Initial Public Offering is greater than 180 days following such Initial Public Offering, the term “Lock-Up Period” shall be deemed to refer to the 180-day period following the Initial Public Offering.

“Losses” has the meaning specified therefor in Section 2.09(a) of this Agreement.

“Managing Underwriter” or “Managing Underwriters” means, with respect to any Underwritten Offering, the book-running lead manager or managers, as applicable, of such Underwritten Offering.

“National Securities Exchange” has the meaning set forth in the Partnership Agreement.

“Opt-Out Notice” has the meaning specified therefor in Section 2.04(a) of this Agreement.

“Partnership” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership.

“Partnership Securities” means any equity interest of any class or series in the Partnership.

“Party” or “Parties” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Piggyback Threshold Amount” means 25% of the number of Common Units issued upon conversion of the Class A Preferred Units, as such Common Units may thereafter be adjusted pursuant to Section 3.04.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Purchasers” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Registrable Securities” means (i) the Common Units issued upon conversion of the Class A Preferred Units acquired by the Purchasers pursuant to the Purchase Agreement; and (ii) any Common Units issued to a Holder pursuant to Section 2.02 of this Agreement; in each case, as may be adjusted pursuant to Section 3.04.

“Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities pursuant to Section 2.01 or Section 2.04, including, without limitation, all registration, filing, securities exchange listing and New York Stock Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for the Partnership.

“Registration Statement” has the meaning specified therefor in Section 2.01 of this Agreement.

“Selling Expenses” means all underwriting discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.09(a) of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“Unit Price” means the Purchase Price per Class A Preferred Unit paid by the Purchasers pursuant to the Purchase Agreement.

“VWAP Price” means the volume weighted average closing price of a Common Unit on the National Securities Exchange on which the Common Units are then listed (or admitted to trading) calculated for the 20 consecutive trading days ending on the close of trading on the trading day immediately preceding the date on which the Liquidated Damages payment is due, less a discount to such volume weighted average closing price of 2.0%.

Section 1.02    Registrable Securities

Any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act; (c) when such Registrable Security is held by the Partnership or one of its subsidiaries or Affiliates; or (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.

ARTICLE II

REGISTRATION RIGHTS

Section	2.01 Registration

At any time after the expiration of the Lock-Up Period, the Holder shall have the option and right, exercisable by delivering a written notice to the Partnership (the “Demand Notice”), to obligate the Partnership to prepare and file a registration statement under the Securities Act to permit the public resale of Registrable Securities then outstanding from time to time as permitted by Rule 415 of the Securities Act with respect to all of the Registrable Securities (the “Registration Statement”). The Partnership shall use its commercially reasonable efforts to cause the Registration Statement to become effective on or as soon as practicable after the receipt of the Demand Notice and in no event later than one hundred eighty (180) days after the date of the receipt of such Demand Notice (the “Effectiveness Deadline”). Any Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holder of any and all Registrable Securities covered by such Registration Statement. The Partnership shall use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 2.01 to be effective, supplemented, amended and replaced to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holder until the earlier of the date on which (i) all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities or (ii) five (5) years following the effective date of the Registration Statement (the “Effectiveness Period”).

Section	2.02 Failure to Go Effective.

(a)    If a Registration Statement required to be filed by Section 2.01 is not declared effective on or prior to the Effectiveness Deadline, then, each Holder shall be entitled to a payment (with respect to each Registrable Security held by the Holder), as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-day period, which shall accrue daily, for the first 90 calendar days immediately following the Effectiveness Deadline increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-calendar-day period, which shall accrue daily, for each subsequent 30-calendar-day period (i.e., 0.5% for 91-120 calendar days, 0.75% for 121-150 calendar days and 1.0% thereafter), up to a maximum of 1.0% of the Liquidated Damages Multiplier per 30-calendar-day period, until such time as such Registration Statement is declared effective or when the Registrable Securities covered by such Registration Statement cease to be Registrable Securities (the “Liquidated Damages”). The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within 10 Business Days after the end of each such 30-calendar-day period. Any payment made pursuant to this paragraph shall constitute each Holders’ exclusive remedy for such events.

(b)    Any Liquidated Damages shall be paid to each Holder in immediately available funds; provided, however, if the Partnership certifies that it is unable to pay Liquidated Damages in cash because such payment would result in a breach of any covenant or constitute a default under a credit facility, indenture, note purchase agreement or other debt instrument filed as an exhibit to the Partnership’s periodic reports filed with the Commission, then the Partnership may pay such Liquidated Damages using as much cash as permitted without breaching any such credit facility or other debt instrument and shall pay the balance of such Liquidated Damages (the “In-Kind LD Amount”) in kind in the form of the issuance of additional Common Units. Upon any issuance of Common Units as Liquidated Damages, the Partnership shall use commercially reasonable efforts to (i) prepare and file an amendment to such Registration Statement prior to its effectiveness adding such Common Units to such Registration Statement as additional Registrable Securities and (ii) prepare and file a supplemental listing application with the National Securities Exchange on which the Registrable Securities are then listed and traded to list such additional Common Units; provided, that any such Common Units issued pursuant to this Section 2.02(b) shall not be entitled to Liquidated Damages. The number of Common Units to be issued as Liquidated Damages shall be equal to the quotient of the In-Kind LD Amount divided by the VWAP Price.

(c)    The accrual of Liquidated Damages to a Holder shall cease (an “LD Termination Date,” and, each such period beginning on an Effectiveness Deadline and ending on an LD Termination Date being, an “LD Period”) at the earlier of (i) the date on which the applicable Registration Statement is declared effective by the Commission or (ii) the date on which the Holder’s Registrable Securities covered by such Registration Statement cease to be Registrable Securities. Any amount of Liquidated Damages shall be prorated for any period of less than 30 calendar days accruing during an LD Period. If the Partnership is unable to cause a Registration Statement to be declared effective on or prior to the applicable Effectiveness Deadline as a result of an acquisition, merger, reorganization, disposition or other similar transaction then the Partnership shall not be responsible for any Liquidated Damages with respect to such Registration Statement. For the avoidance of doubt, nothing in this Section 2.02 shall relieve the Partnership from its obligations under Section 2.01.

Section	2.03 Delay Rights

Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in the Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Registration Statement but may settle any previously made sales of Registrable Securities) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be adversely affected by any required disclosure of such transaction in the Registration Statement or (ii) the Partnership has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Partnership, would adversely affect the Partnership; provided, however, in no event shall the Selling Holder be suspended from selling Registrable Securities pursuant to the Registration Statement or other registration statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or 105 days in any 365-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt (and in no event more than one (1) Business Day’s) notice to the Selling Holder whose Registrable Securities are included in the Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section	2.04 Piggyback Rights.

(a)    Participation. So long as a Holder has Registrable Securities, if, (i) prior to the expiration of the Lock-Up Period, the Partnership proposes to file a registration statement for the sale of Common Units in an Underwritten Offering for its own account or (ii) at any time, the Partnership proposes to file a registration statement for the sale of Common Units held by a Person other than the Partnership, then as soon as practicable following the selection of the Managing Underwriter for such Underwritten Offering or the receipt of notice of such resale registration statement, as applicable, the Partnership shall give notice (for the avoidance of doubt, including, but not limited to, notification by electronic mail) of the filing of such registration statement to each Holder that (together with its Affiliates) holds at least the Piggyback Threshold Amount, and such notice shall offer such Holders the opportunity to include in such Underwritten Offering or resale registration statement, as applicable, such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that (A) the Partnership shall not be required to provide such opportunity to any such Holder that (together with its Affiliates) does not offer a minimum of the Piggyback Threshold Amount, and (B) in the case of an Underwritten Offering on behalf of the Partnership, if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then (x) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, the Partnership shall not be required to offer such opportunity to the Holders or (y) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.04(b). Any notice required to be provided in this Section 2.04(a) to Holders shall be provided on a Business Day and receipt of such notice shall be confirmed by the Holder. Each such Holder shall then have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering or on such resale registration statement, as applicable. If, at any time after giving written notice of its intention to undertake an Underwritten Offering or file a resale registration statement and prior to the closing of such Underwritten Offering or effectiveness of such resale registration statement, respectively, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering or resale registration statement, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering or resale registration statement, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering or register the resale of any such Included Registrable Securities on such resale registration statement, respectively, and (2) in the case of a determination to delay such Underwritten Offering or resale registration statement, shall be permitted to delay offering any Included Registrable Securities as part of such Underwritten Offering or registering any Included Registrable Securities on such resale registration statement, respectively, for the same period as the delay in the Underwritten Offering or the resale registration statement, respectively. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering or resale registration statement by giving written notice to the Partnership of such withdrawal at or prior to the time of pricing of such Underwritten Offering or effectiveness of such resale registration statement, respectively. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering or resale registration statement under this Section 2.04(a); provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.04(a), and such Holder shall no longer be entitled to participate in Underwritten Offerings or resale registration statements by the Partnership pursuant to this Section 2.04(a).

(b)    Priority. If the Managing Underwriter of any proposed Underwritten Offering of Common Units pursuant to Section 2.04(a) included in an Underwritten Offering involving Included Registrable Securities advises the Partnership that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such offering exceeds the number of Common Units that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership or other party or parties requesting or initiating such registration and (ii) second, to the Selling Holders who have requested participation in such Underwritten Offering and to the other holders of Common Units (other than holders of Registrable Securities) with registration rights entitling them to participate in such Underwritten Offering, allocated among such Selling Holders and other holders pro rata on the basis of the number of Registrable Securities or Common Units held by each applicable Selling Holder or other holder or in such manner as they may agree.

Section	2.05 Sale Procedures

In connection with its obligations under this Article II, the Partnership will use commercially reasonable efforts to:

(a)    prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as are necessary to keep the Registration Statement effective for the Effectiveness Period and as are necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement;

(b)    furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Registration Statement or supplement or amendment thereto, and (ii) such number of copies of the Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement;

(c)    if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as any Selling Holder may reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d)    promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Registration Statement or any prospectus or prospectus supplement thereto;

(e)    immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus supplement, in the light of the circumstances then existing) and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f)    upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(h)    cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed and to maintain such registration;

(i)    use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities; and

(j)    provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

The Selling Holders, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (e) of this Section 2.05, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until the Selling Holders’ receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.05 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, each Selling Holder will deliver to the Partnership (at the Partnership’s expense) or destroy all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section	2.06 Cooperation by Holders

The Partnership shall have no obligation to include Registrable Securities of a Holder in the Registration Statement who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act, and any such Holder shall not be entitled to Liquidated Damages in connection with the applicable Registration Statement.

Section	2.07 Restrictions on Public Sale by the Holder of Registrable Securities

The Holder of Registrable Securities agrees to enter into a customary letter agreement with underwriters providing such Holder will not affect any public sale or distribution of Registrable Securities during the ninety (90) calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of any Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.07 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder. In addition, this Section 2.07 shall not apply to any Holder that is not entitled to participate in such Underwritten Offering, whether because such Holder delivered an Opt-Out Notice prior to receiving notice of the Underwritten Offering or because such Holder (together with its Affiliates) holds less than the Piggyback Threshold Amount or because the Registrable Securities held by such Holder may be disposed of without restriction pursuant to any section of Rule 144 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect).

Section	2.08 Expenses.

(a)    Expenses. The Partnership will pay all Registration Expenses, as determined in good faith by the General Partner. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale. In addition, except as otherwise provided in Section 2.09 hereof, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. Notwithstanding the foregoing, the Partnership will pay all reasonable fees and expenses incurred by the Selling Holders, as determined in good faith by the Selling Holders, including all fees and expenses of attorneys, accountants and advisors retained by the Selling Holders, in an amount not to exceed $35,000 in the aggregate under this Agreement.

Section	2.09 Indemnification.

(a)    By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder named therein, its directors, officers, managers, employees and agents and each Person, if any, who controls any such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, employees or agents (collectively, the “Selling Holder Indemnified Persons”), from and against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which any Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of such Selling Holder Indemnified Person in writing specifically for use in the Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)    By each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner, its directors, officers, managers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, managers, employees and agents, to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)    Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.09. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.09 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d)    Contribution. If the indemnification provided for in this Section 2.09 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall a Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)    Other Indemnification. The provisions of this Section 2.09 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section	2.10 Transfer or Assignment of Registration Rights.

The rights to cause the Partnership to register Registrable Securities granted to the Purchasers by the Partnership under this Article II may be transferred or assigned by any Purchaser to one or more transferees or assignees of Registrable Securities, subject to the transfer restrictions provided in Article 6 of the Partnership Agreement; provided, however, that (a) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement.

ARTICLE III

MISCELLANEOUS

Section	3.01 Communications

All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a) if	to a Purchaser:

To the respective address listed on Schedule A hereof

with a copy to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: Courtney Cochran Butler

Facsimile: (713) 238-7277

Email: courtneybutler@andrewskurth.com

(b)	if to the Partnership:

GPM Petroleum LP

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention: General Counsel

with a copy to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Suite 2500

Houston, TX 77002-6760

Attention: Gillian Hobson

Facsimile: 713.615.5794

Email: ghobson@velaw.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service or any other means.

Section	3.02 Successor and Assigns

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section	3.03 Assignment of Rights

All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred or assigned by such Purchaser only in accordance with Section 2.10 hereof.

Section	3.04 Recapitalization, Exchanges, Etc. Affecting the Units

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership

(whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section	3.05 Specific Performance

Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section	3.06 Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section	3.07 Headings

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section	3.08 Governing Law

THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE.

Section	3.09 Severability of Provisions

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section	3.10 Entire Agreement

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section	3.11 Amendment

This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section	3.12 No Presumption

If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section	3.13 Obligations Limited to Parties to Agreement

Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted transferees and assignees) and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Purchaser hereunder.

Section	3.14 Interpretation

Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified.

[Signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

GPM PETROLEUM LP

By:	GPM Petroleum GP, LLC, its general partner

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	Chairman, Chief Executive Officer and President

By:	/s/ Don Bassell
Name:	Don Bassell
Title:	Chief Financial Officer

Signature Page to

Registration Rights Agreement

OPPENHEIMER STEELPATH MLP SELECT 40 FUND

By:	/s/ Robert Coble
Name:	Robert Coble
Title:	Vice President

OPPENHEIMER STEELPATH MLP INCOME FUND

By:	/s/ Robert Coble
Name:	Robert Coble
Title:	Vice President

Signature Page to

Registration Rights Agreement

Schedule A

Notice and Contact Information

Purchasers	Contact Information
Oppenheimer Steelpath MLP Select 40 Fund*	2100 McKinney Ave, Suite 1401 Dallas, TX 75201 Attn: Robert Coble Email: rcoble@ofiglobal.com Phone: 214-740-6045

Oppenheimer Steelpath MLP Income Fund *	2100 McKinney Ave, Suite 1401 Dallas, TX 75201 Attn: Robert Coble Email: rcoble@ofiglobal.com Phone: 214-740-6045
* With copy to: OppenheimerFunds, Inc. 225 Liberty Street, 15th Floor New York, NY 10281 Attn: General Counsel Email: investmentslegal@ofiglobal.com

Schedule A to

Registration Rights Agreement